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TABLE OF CONTENTS

As Filed: June 22, 2004

SEC File No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE SCO GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0662823 (I.R.S. Employer Identification No.)

355 South 520 West, Suite 100
Lindon, Utah 84042
(801) 765-4999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darl C. McBride
President and Chief Executive Officer
355 South 520 West, Suite 100
Lindon, Utah 84042
(801) 765-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Nolan S. Taylor, Esq.
DORSEY & WHITNEY LLP
170 South Main Street, Suite 900
Salt Lake City, Utah 84101-1655
Telephone: (801) 933-7360
Facsimile: (801) 933-7373

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, $0.001 par value per share	2,105,263	$4.93	$10,378,947	$1,315

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock as may become issuable under any stock split, stock divided or similar transactions.

(2)
Estimated based upon the average of the high and low sales prices of the Registrant's common stock on June 17, 2004, as reported by the Nasdaq SmallCap Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: Dated June 22, 2004

THE SCO GROUP, INC.

2,105,263 Shares of Common Stock

        This prospectus relates to the sale, transfer or distribution of up to 2,105,263 shares of the common stock, par value $0.001 per share, of The SCO Group, Inc. by the selling stockholder described herein. All of these shares are issuable to the selling stockholder in connection with an agreement between the selling stockholder and us under which we have agreed to repurchase from the selling stockholder all outstanding shares of our Series A-1 Convertible Preferred Stock. The price at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholder.

        Our common stock is quoted on the Nasdaq SmallCap Market under the trading symbol "SCOX." On June 18, 2004, the last price for our common stock, as reported by the Nasdaq SmallCap Market, was $5.03.

        The shares of common stock offered or sold under this prospectus involve a high degree of risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the shares of common stock offered under this prospectus.

        The shares of common stock may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling stockholder. The SCO Group, Inc. has no agreement with a broker-dealer with respect to these shares and is unable to estimate the commissions that may be paid in any given transaction.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2004.

SUMMARY

        This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including the risks discussed under the caption "Risk Factors" and the information incorporated by reference from our periodic reports, for important information regarding our company and our common stock before making the decision to invest.

The SCO Group, Inc.

        We own the UNIX operating system and are a provider of UNIX-based products and services. We generate revenue from two sources: product and services revenue from our UNIX operating systems business and license fees from our SCOsource licensing business. Our UNIX operating systems business serves the needs of small-to-medium sized businesses, including replicated site franchisees of Fortune 1000 businesses, by providing UNIX operating systems and software products to power computers running on Intel architecture. Our main products that drive the majority of our UNIX revenue are OpenServer and UnixWare.

        During our fiscal year 2003, we determined that our UNIX code and derivative works had been inappropriately included in the Linux operating system. We developed our SCOsource business in an effort to establish and protect our UNIX intellectual property rights. Our SCOsource initiatives include, among others, seeking to enter into license agreements with UNIX vendors and implementing a program offering SCOsource licenses to Linux end users allowing them to continue to use our UNIX code and derivative works found in Linux.

        In connection with our SCOsource initiatives, in March 2003 we filed a lawsuit against International Business Machines Corporation ("IBM") alleging, among other things, that IBM obtained information concerning our UNIX code and derivative works and inappropriately used and distributed that information in its efforts to promote the Linux operating system. IBM has responded with counterclaims against us, and discovery is ongoing in the case. In August 2003, we were sued by Red Hat Inc. in Delaware, seeking, among other things, a declaratory judgment that Linux does not infringe on our intellectual property rights.

        In January 2004, we brought a lawsuit against Novell, Inc. for slander of title seeking relief for Novell's alleged bad faith efforts to interfere with our copyrights related to our UNIX code and derivative works and our UnixWare product. In March 2004, we also brought suit against DaimlerChrysler Corporation claiming DaimlerChrysler has breached its UNIX software agreement with us for failing to certify to us its compliance with our agreement. In addition, we brought suit against AutoZone, Inc. alleging that AutoZone has infringed our copyrights through its use of Linux.

        We originally incorporated as Caldera Systems, Inc. in 1998. In March 2000, we completed an initial public offering of our common stock. In May 2001, we formed a new holding company under the name of Caldera International, Inc. to acquire substantially all of the assets and operations of the server and professional services groups of The Santa Cruz Operation (now Tarantella, Inc.). In connection with this acquisition, Caldera Systems became a wholly owned subsidiary of Caldera International, Inc. Former holders of shares and options to purchase shares of Caldera Systems received an equal number of shares and options to purchase shares in Caldera International, Inc. In May 2003, we changed our corporate name to The SCO Group, Inc.

        Our principal executive offices are located at 355 South 520 West, Suite 100, Lindon, Utah 84042. Our telephone number at that location is (801) 765-4999. Unless the context otherwise requires, when used herein, the terms "we," "us," "our," "The SCO Group," or the "Company" refers to The SCO Group, Inc. and its subsidiaries.

RECENT DEVELOPMENTS

Developments Regarding Our Series A-1 Convertible Preferred Stock

        On February 5, 2004, we completed a transaction pursuant to an exchange agreement among us, BayStar Capital II, L.P. ("BayStar") and Royal Bank of Canada ("RBC") in which each outstanding share of our then-outstanding redeemable Series A Convertible Preferred Stock was exchanged for one share of our new redeemable Series A-1 Convertible Preferred Stock. On April 15, 2004, we received a redemption notice from BayStar requesting that we immediately redeem 20,000 Series A-1 shares then held by BayStar. The redemption notice asserted that BayStar is entitled to redemption of its Series A-1 shares under the Certificate of Designation, Preferences and Rights for the Series A-1 shares because we allegedly had breached certain provisions of our February 5, 2004 exchange agreement. BayStar's redemption notice did not provide specific information regarding the factual basis for our alleged breaches of the exchange agreement, but we do not believe we have breached the exchange agreement. As a result, we do not believe we are obligated to redeem BayStar's Series A-1 shares.

        On May 5, 2004, we received a notice from RBC of its election to convert 10,000 shares of our Series A-1 Convertible Preferred Stock into a total of 740,740 shares of our common stock. Additionally, RBC informed us that it sold its remaining 20,000 Series A-1 shares to BayStar, making BayStar the sole holder of all 40,000 outstanding Series A-1 shares.

        On May 31, 2004, we entered into an agreement with BayStar to repurchase and retire BayStar's 40,000 Series A-1 shares. Terms of the agreement require us to pay to BayStar $13,000,000 in cash and issue 2,105,263 shares of our common stock, which consideration will be payable and issuable upon the effectiveness of a registration statement covering the resale of the common stock issued to BayStar, of which this prospectus is a part. In the event that the SEC does not declare the registration statement effective, the repurchase transaction with BayStar will not be completed. Upon completion of the repurchase transaction, all Series A-1 shares will be cancelled and retired and the rights and preferences of the Series A-1 shares will be terminated. The transaction will also eliminate BayStar's contractual rights and will include a general release by both parties.

Developments in Our Litigation

        IBM.    On March 3, 2004, the U.S. Magistrate Judge issued an order addressing certain discovery matters relating to both our company and IBM. We have also filed a motion to dismiss IBM's tenth counterclaim for a declaratory judgment of non-infringement of copyrights. We have also filed a motion to amend the scheduling order and a motion to bifurcate IBM's patent counterclaims into another action. We filed on May 28, 2004, a publicly available reply brief in connection with our motion to amend the scheduling order, in which we set forth detailed and specific responses to IBM's claims made in connection with that motion. A hearing for these motions was held on June 8, 2004 and the court issued its ruling on June 10, 2004. The court granted our motion to amend the scheduling order, with certain changes, and denied IBM's opposition to such an amendment.

        The amended scheduling order now provides, among other things, that the deadline for completing fact discovery is February 11, 2005 (previously August 4, 2004), the deadline for completing expert discovery is April 22, 2005 (previously October 22, 2004), and the trial will begin on November 1, 2005 (previously April 11, 2005). The court also denied the motion to bifurcate the patent counterclaims without prejudice to our right to raise the issue again at a later stage. IBM has also filed a motion for partial summary judgment on its tenth counterclaim for a declaration of non-infringement. A hearing regarding our motion to dismiss and IBM's motion for partial summary judgment on IBM's tenth counterclaim for a declaration of non-infringement is currently scheduled for August 4, 2004. Discovery is continuing in the IBM case and we plan to vigorously oppose IBM's motion.

        Red Hat.    In September 2003, we filed a motion to dismiss Red Hat's complaint asserting that Red Hat lacks standing and no case or controversy exists with respect to the claims seeking a declaratory judgment for non-infringement. On April 6, 2004, the court issued an order denying our motion to dismiss the case. However, the court stayed the case, and Red Had has filed a motion for reconsideration.

        Novell.    Novell previously filed with the U.S. District Court for the District of Utah a notice removing the case to such federal court and a motion with the Third Judicial District Court in Salt Lake County, Utah to transfer the venue of the case from such court to the Fourth Judicial District Court in Utah County, Utah. Novell also filed a motion to dismiss our complaint claiming it never transferred the copyrights to The Santa Cruz Operation (now Tarantella, Inc.). We have filed a response to Novell's motion to dismiss and have also filed a motion to remand the case back to the state court. On June 10, 2004, the court issued a memorandum decision and order which denied our motion to remand the case to state court. The memorandum decision also denied Novell's motion to dismiss in part on claims of falsity. However, the court granted Novell's motion to dismiss regarding our allegations of special damages, but granted us 30 days leave to amend our complaint to plead special damages with more specificity. Accordingly, we are in the process of amending our complaint.

        DaimlerChrysler.    On April 15, 2004, DaimlerChrysler filed a motion with the court to dismiss our claims that DaimlerChrysler has breached our UNIX software agreement. We are in the process of preparing our response to DaimlerChrysler's motion, and the hearing for the motion is set for July 21, 2004.

        AutoZone.    On April 23, 2004, AutoZone filed a motion with the court to transfer the case from the U.S. District Court in Nevada to Tennessee or to stay the case. We have filed an opposition to the AutoZone motion, and a hearing is scheduled for June 21, 2004 in Nevada.

Results of Second Quarter of Fiscal 2004

        On June 10, 2004, we reported revenue of $10,137,000 for the second quarter of fiscal 2004 compared to revenue of $21,369,000 from the second quarter of the fiscal 2003. Revenue for the first two quarters of fiscal year 2004 was $21,529,000 compared to revenue for the first two quarters of fiscal year 2003 of $34,909,000. For the second quarter of fiscal year 2004, we reported a net loss applicable to common stockholders of $14,959,000, or $1.06 per diluted common share. This compared to net income reported in the comparable period of the prior year of $4,500,000, or $0.33 per diluted common share.

        The net loss from operations for the second quarter of fiscal year 2004 was $9,407,000 and included a charge of $682,000 for general and administrative costs related to streamlining our UNIX business operations and a charge of $2,139,000 related to the impairment of goodwill and intangible assets. For the first two quarters of fiscal year 2004, we reported a net loss applicable to common stockholders of $17,212,000, or $1.23 per diluted common share, compared to net income of $3,776,000, or $0.29 per diluted common share for the first two quarters of fiscal year 2003.

RISK FACTORS

        Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into this prospectus. Before deciding to invest in our company or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus, our Annual Report on Form 10-K for the fiscal year ended October 31, 2003, our Quarterly Reports on 10-Q for the fiscal quarters ended January 31, 2004 and April 30, 2004; and in our other filings with the Securities and Exchange Commission, including any subsequent reports filed on Forms 10-K, 10-Q and 8-K. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We do not have a history of profitable operations.

        Our fiscal year ended October 31, 2003 was the first full year we were profitable in our operating history. Our profitability in fiscal year 2003 resulted primarily from our SCOsource licensing initiatives. For the six months ended April 30, 2004, we incurred a net loss from operations of $14,576,000 and our accumulated deficit as of April 30, 2004 was $216,583,000. If we do not receive SCOsource licensing revenue significantly greater than that received in the first two quarters of fiscal 2004 in future quarters and our revenue from the sale of our UNIX operating system platform products and services continues to decline, we will need to further reduce operating expenses to maintain profitability or generate positive cash flow.

        Our UNIX products and services revenue has declined in each of the last four years primarily as a result of increased competition from alternative operating systems, particularly Linux, lower information technology spending for UNIX products, and a general overall decline in economic conditions. In our quarterly results of operations, we recognize revenue from agreements for support and maintenance contracts and other long-term contracts that have been previously invoiced and are included in deferred revenue. Our deferred revenue balance increased from $5,501,000 as of October 31, 2003 to $7,554,000 as of April 30, 2004; however, this increase in deferred revenue may not continue into future quarters, which may have a negative impact on our UNIX revenue. Our future UNIX revenue may be adversely impacted and may continue to decline if we are unable to replenish these deferred revenue balances with long-term maintenance and support contracts or replace them with other sustainable revenue streams. If we are unable to continue to generate positive cash flow and profitable operations, our operations may be adversely impacted.

        Additionally, on February 5, 2004, we completed the exchange transaction in which each outstanding share of Series A Convertible Preferred Stock was exchanged for one share of Series A-1 Convertible Preferred Stock, eliminating the derivative related to the Series A shares and the charge in our quarterly statements of operations for the change in the fair value of the derivative. We recorded other income of $2,300,000 in the second quarter of fiscal year 2004 related to the change in the fair value of the derivative between January 31, 2004 and February 5, 2004. We also recorded a non-cash dividend of $6,305,000 in the second quarter of fiscal year 2004 related to the difference between the fair value of the Series A-1 shares and the carrying value of the previously issued Series A shares and related derivative. This dividend increased the loss applicable to common stockholders.

Our future SCOsource licensing revenue is uncertain.

        We initiated the SCOsource licensing effort in January 2003 to review the status of UNIX licensing and sublicensing agreements. This effort resulted in the execution of two significant vendor license agreements during the fiscal year 2003 and generated $25,846,000 in revenue. During the three and six months ended April 30, 2004, we recorded SCOsource licensing revenue of $11,000 and $31,000, respectively, related to the execution of intellectual property compliance licenses. Due to a lack of historical experience and the uncertainties related to SCOsource licensing revenue, we are unable to estimate the amount and timing of future SCOsource licensing revenue, if any. If we do receive revenue from this source, it may be sporadic and fluctuate from quarter to quarter. Our SCOsource initiatives are unlikely to produce stable, predictable revenue for the foreseeable future. Additionally, the success of these initiatives may depend on the strength of our intellectual property rights and contractual claims regarding UNIX, including the strength of our claim that unauthorized UNIX source code and derivatives are prevalent in Linux.

We may not prevail in our legal actions against IBM, Novell and end users, and unintended consequences of our actions against IBM, Novell and end users and other initiatives to assert our intellectual property rights may adversely affect our business.

        We continue to pursue our litigation against IBM in which we seek damages for claims generally relating to our allegation that IBM has inappropriately used and distributed our UNIX source code and derivative works in connection with its efforts to promote the Linux operating system. IBM has responded to our claims and brought counterclaims against us asserting generally that we do not have the right to assert claims based on our ownership of UNIX intellectual property against IBM or others in the Linux community. Discovery is continuing in the case, and several motions are currently pending before the court. If we do not prevail in our action against IBM, or if IBM is successful in its counterclaims against us, our business and results of operations could be materially harmed. The litigation with IBM and potentially others could be costly, and our costs for legal fees may be substantial and in excess of amounts for which we have budgeted. Additionally, the market price of our common stock may be negatively affected as a result of developments in our legal action against IBM that may be, or may be perceived to be, adverse to us.

        In addition, we have publicly, and in individual letters, cautioned users of Linux that there are unresolved intellectual property issues surrounding Linux that may expose them to unanticipated liability to us. We have also notified a large number of licensees under our UNIX contracts requiring them to, among other things, certify they are in compliance with their agreements, including that they are not using our proprietary UNIX code in Linux, have not allowed unauthorized use of licensed UNIX code by their employees or contractors and have not breached confidentiality provisions relating to licensed UNIX code. Additionally, we have begun notifying selected Linux end users in writing of violations we allege under the Digital Millennium Copyright Act related to our copyrights contained in Linux. In concert with these notification efforts, in March 2004, and we brought suit against DaimlerChrysler Corporation for its alleged violations of its UNIX software agreement with us by failing to certify its compliance with such agreement as required by us. We also brought suit against AutoZone, Inc. for its alleged violations of our UNIX copyrights through its use of Linux.

        As a result of our action against IBM, our lawsuits against DaimlerChrysler and AutoZone and our other SCOsource initiatives to protect our intellectual property rights, several participants in the Linux industry and others affiliated with IBM or sympathetic to the Linux movement have taken actions attempting to negatively affect our business and our SCOsource efforts. Linux proponents have taken a broad range of actions against us, including, for example, attempting to influence participants in the markets in which we sell our products to reduce or eliminate the amount of our products and services they purchase from us. We expect that similar efforts likely will continue. There is a risk that participants in our marketplace will negatively view our action against IBM, DaimlerChrysler and

AutoZone and our other SCOsource initiatives, and we may lose support from such participants. Any of the foregoing could adversely affect our position in the marketplace, our results of operations and our stock price. We have also experienced several denial-of-service attacks on our website, which have prevented web users from accessing our website and doing business with us for a period of time. If such attacks continue or if our customers and strategic partners are also subjected to similar attacks, our business and results of operations could be materially harmed.

        Also, some of the more significant participants in the Linux industry have made efforts to ease Linux end users' concerns that their use of Linux may subject them to potential copyright infringement claims from us. For example, Hewlett-Packard, Novell and Red Hat have each established indemnification programs for qualified customers purchasing Linux-based products and services that may potentially become subject to a copyright infringement claims from us. Additionally, Open Source Development Labs, a non-profit organization ("OSDL"), has established a legal defense fund that will be used to defend Linux users against copyright infringement lawsuits brought by us. It has been reported that OSDL so far has attracted several million dollars in pledges from contributors including IBM and Intel among others. Similarly, Red Hat, Inc. has announced it has committed one million dollars for a separate fund it created to cover the legal expenses of other companies developing Linux.

        As a further response to our SCOsource initiatives and claim that our UNIX source code and derivative works have inappropriately been included in Linux, Novell has publicly asserted its belief that it owns certain copyrights in our UNIX source code, and it has filed 15 copyright applications with the United States Copyright Office related to UNIX. Novell also claims that it has a license to UNIX from us and the right to authorize its customers to use UNIX technology in their internal business operations. Specifically, Novell has also claimed to have retained rights related to legacy UNIX SVRx licenses, including the license with IBM. Novell asserts it has the right to take action on behalf of SCO in connection with such licenses, including termination rights. Novell has purported to veto our termination of the IBM, Sequent and SGI licenses. We have repeatedly asserted that we obtained the UNIX business, source code, claims and copyrights when we acquired the assets and operations of the server and professional services groups from The Santa Cruz Operation (now Tarantella, Inc.) in May 2001, which had previously acquired all such assets and rights from Novell in September 1995 pursuant to an asset purchase agreement, as amended. In January 2004, in response to Novell's actions, we brought suit against Novell for slander of title seeking relief for Novell's alleged bad faith effort to interfere with our copyrights related to our UNIX source code and derivative works and our UnixWare products.

        Notwithstanding our assertions of full ownership of UNIX-related intellectual property rights, as set forth above, including copyrights, and even if we are successful in our legal action against Novell and end users such as AutoZone and DaimlerChrysler, the efforts of Novell and the other Linux proponents described above may cause Linux end users to be less willing to purchase from us our SCOsource intellectual property licenses authorizing their use of our intellectual property contained in the Linux operating system, which may adversely affect our revenue from our SCOsource initiatives. These efforts of Linux proponents also may increase the negative view some participants in our marketplace have regarding our legal actions against IBM, Novell and end users such as AutoZone and DaimlerChrysler and regarding our SCOsource initiatives and may contribute to creating confusion in the marketplace about the validity of our claim that the unauthorized use of our UNIX source code and derivative works in Linux infringes on our copyrights. Increased negative perception and potential confusion about our claims in our marketplace could impede our continued pursuit of our SCOsource initiatives and negatively impact our business. Additionally, if we fail in our lawsuit against Novell and end users such as AutoZone and DaimlerChrysler, the negative perception and confusion in our marketplace about our intellectual property rights and claims likely would increase significantly, and the effectiveness of our SCOsource initiatives could be materially harmed.

We may lose the support of industry partners leading to an accelerated decline in our UNIX products and services revenue.

        Our SCOsource initiatives, particularly lawsuits against end users violating our intellectual property and contractual rights, may cause industry partners, developers and hardware and software vendors to choose not to support or certify to our UNIX operating system products. This would lead to an accelerated decline in our UNIX products and services revenue and would adversely impact our results of operations and liquidity.

Our claims relating to our UNIX intellectual property may subject us to additional legal proceedings.

        In August 2003, Red Hat brought a lawsuit against us asserting that the Linux operating system does not infringe on our UNIX intellectual property rights and seeks a declaratory judgment for non-infringement of copyrights and no misappropriation of trade secrets. In addition, Red Hat claims we have engaged in false advertising in violation of the Lanham Act, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, and trade libel and disparagement. Although the court has currently stayed this action, we intend to continue to vigorously defend it. If Red Hat is successful in its claim against us, our business and results of operations could be materially harmed. In addition, other regulators or others in the Linux community have initiated or in the future may initiate legal actions against us, all of which may negatively impact our operations or future operating performance.

Fluctuations in our operating results or the failure of our operating results to meet the expectations of public market analysts and investors may negatively impact our stock price.

        Fluctuations in our quarterly operating results or our failure to meet the expectations of analysts or investors, even in the short-term, could cause our stock price to decline significantly. Because of the potential for significant variation in our quarterly operating results, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.

        Factors that may affect our results include:

  •
  our ability to successfully negotiate and complete licensing and other agreements related to our SCO source initiatives and generate SCO source licensing revenue;

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  the interest level of resellers in recommending our UNIX business solutions to end users;

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  the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

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  changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry;

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  changes to, or developments in, our ongoing litigation with IBM, Novell, Red Hat, AutoZone and DaimlerChrysler concerning our UNIX intellectual property;

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  changes in business attitudes toward UNIX as a viable operating system compared to other competing systems, especially Linux;

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  the contingency fees we may pay to the law firms representing us in our efforts to establish our intellectual property rights; and

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  changes in attitudes of customers and partners due to our aggressive position against the inclusion of our UNIX code and derivative works in Linux and our lawsuits against end users violating our intellectual property and contractual rights.

        We also experience fluctuations in operating results in interim periods in Europe and the Asia Pacific regions due to seasonal slowdowns and economic conditions in these areas. Seasonal slowdowns in these regions typically occur during the summer months.

We rely on our indirect sales channel for distribution of our products, and any disruption of our channel at any level could adversely affect the sales of our products.

        We have a two-tiered distribution channel. The relationships we have developed with resellers allow us to offer our products and services to a much larger customer base than we would otherwise be able to reach through our own direct sales and marketing efforts. Some solution providers also purchase solutions through our resellers, and we anticipate they will continue to do so. Because we usually sell indirectly through resellers, we cannot control the relationships through which resellers, solution providers or equipment integrators purchase our products. In turn, we do not control the presentation of our products to end users. Therefore, our sales could be affected by disruptions in the relationships between us and our resellers, between our resellers and solution providers, or between solution providers and end users. Also, resellers and solution providers may choose not to emphasize our products to their customers. Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales.

If the market for UNIX continues to contract, it may adversely affect our business.

        Our revenue from the sale of UNIX products has declined over the last four years. This decrease in revenue has been attributable primarily to increased competition from other operating systems, particularly Linux, and lower information technology spending for UNIX products. If the demand for UNIX products continues to decline, and we are unable to develop UNIX products and services that successfully address a market demand, our business will be adversely affected. Because of the long adoption cycle for operating system purchases and the long sales cycle of our operating system products, we may not be able to reverse these revenue declines quickly.

We operate in a highly competitive market and face significant competition from a variety of current and potential sources; many of our current and potential competitors have greater financial and technical resources than we do; thus, we may fail to compete effectively.

        In the UNIX operating system market, our competitors include IBM, Hewlett-Packard, Sun, Microsoft and Linux distributors. These and other competitors are aggressively pursuing the current UNIX operating system market. Many of these competitors have access to substantially greater resources than we do. The major competitive alternatives to our UNIX products are Microsoft Windows Server, Linux and other UNIX systems. The expansion of Microsoft's and our other competitors' offerings may restrict the overall market available for our server products, including some markets where we have been successful in the past.

        Our future success may depend in part on our ability to continue to meet the increasing needs of our customers by supporting existing and emerging technologies. If we do not enhance our products to meet these evolving needs, we may not remain competitive and be able to grow our business. Additionally, because technological advancement in the UNIX operating system market and alternative operating system markets is at an advanced pace, we will have to develop and introduce enhancements to our existing products and any new products on a timely basis to keep pace with these developments, evolving industry standards and changing customer requirements. Our failure to meet any of these and other competitive pressures may render our existing products and services obsolete, which would have an adverse impact on our revenue and operations.

        The success of our UNIX business will depend on the level of commitment and certification we receive from industry partners and developers. In recent years, we have seen hardware and software vendors as well as software developers turn their certification and application development efforts toward Linux and elect not to continue to support or certify to our UNIX operating system products. If this trend continues, our competitive position will be adversely impacted and our future revenue from our UNIX business will decline. The decline in our UNIX business may be accelerated if industry partners withdraw their support from us as a result of our SCOsource initiatives and in particular any lawsuit against end users violating our intellectual property and contractual rights, such as our lawsuits against AutoZone and DaimlerChrysler.

Our compensation arrangement with the law firms representing us to enforce our intellectual property rights may reduce our ability to raise additional financing.

        Our compensation arrangement with the law firms representing us in our efforts to establish our intellectual property rights could inhibit our ability to raise additional funding if needed. In addition to receiving fees at reduced hourly rates, our agreement with the law firms provides that the law firms will receive a contingency fee of 20 percent of the proceeds from specified events related to the protection of our intellectual property rights. These events may include settlements, judgments, certain licensing fees, subject to certain exceptions, and a sale of our company during the pendancy of litigation or through settlement, subject to agreed upon credits for amounts received as discounted hourly fees and unused retainer fees, and our agreement with the law firms may also be construed to include contingency fee payments in connection with issuances of our equity securities. Future payments payable to the law firms under this arrangement may be significant. Our law firms' right to receive such contingent payments could cause prospective investors to choose not to invest in our company or limit the price at which new investors would be willing to provide additional funds to our company.

Our foreign-based operations and sales create special problems, including the imposition of governmental controls and taxes and fluctuations in currency exchange rates that could hurt our results.

        We have foreign operations, including development facilities, sales personnel and customer support operations in Europe, Latin America and Asia. These foreign operations are subject to certain inherent risks, including:

  •
  potential loss of developed technology through piracy, misappropriation, or more lenient laws regarding intellectual property protection;

  •
  imposition of governmental controls, including trade restrictions and other tax requirements;

  •
  fluctuations in currency exchange rates and economic instability;

  •
  longer payment cycles for sales in foreign countries;

  •
  seasonal reductions in business activity; and

  •
  political unrest, particularly in areas where we have facilities.

        In addition, certain of our operating expenses are denominated in local currencies, creating risk of foreign currency translation losses that could harm our financial results and cash flows. When we generate profits in foreign countries, our effective income tax rate is increased.

        In Latin America and Asia in particular, several countries have suffered and may be especially susceptible to recessions and economic instability which may lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry such as higher tariffs and taxes, and reduced demand for goods manufactured in the United States, resulting in lower revenue.

        During the second quarter of fiscal year 2004, the Indian branch of our UK subsidiary was imposed with a withholding tax assessment from the Government of India Income Tax Department. The Tax Department assessed a 15 percent withholding tax on certain revenue transactions in India that the Tax Department deemed royalty revenue under the Income Tax Act. We have filed an appeal with the Tax Department and believe that our packaged software does not qualify for "royalties" treatment and therefore would not be subject to withholding tax. However, we may be unsuccessful in our appeal against the Tax Department and be obligated to pay the assessed taxable amounts. If other countries in which we have international operations, such as India, continue to develop and begin enforcing their tax regimes, we may be subject to withholding or other taxes.

The impact of domestic and global economic conditions may continue to adversely impact our operations.

        During the last several quarters the U.S. and European economies have experienced an economic slowdown that has affected the purchasing habits of many consumers across many industries and across many geographies. This has caused the delay, or even cancellation of, technology purchases. The slowdown in the United States and Europe, together with the alleged unauthorized use of our UNIX code, has resulted in decreased sales of our products, longer sales cycles and lower prices. Although the slowdown has recently begun to dissipate in the United States and in parts of Europe, if such economic improvements are not maintained and the current slowdown continues or returns, our revenue and results of operations may continue to be lower than expected. In addition, a continued slowdown may also affect the end-user market making it more difficult for our reseller channel to sell our products.

If we are unable to retain key personnel in an intensely competitive environment, our operations could be adversely affected.

        We will need to retain our management, technical, and support personnel. Competition for qualified professionals in the software industry is intense, and departures of existing personnel could be disruptive to our business and can result in the departure of other employees. The loss or departure of any officers or key employees could harm our ability to implement our business plan and could adversely affect our operations. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Darl C. McBride, our President and Chief Executive Officer. We do not maintain key person insurance for any member of our management team.

If for any reason we are required to redeem BayStar's Series A-1 shares pursuant to its redemption notice, it would have a material and adverse impact on our liquidity, which may require us to obtain additional sources of cash to sustain operations.

        As stated in the section of this prospectus entitled "Recent Developments," we received a redemption notice from BayStar Capital II, L.P. requesting that we immediately redeem 20,000 shares of our Series A-1 shares held by BayStar pursuant to the Certificate of Designation for the Series A-1 shares. Although we do not believe we are obligated to redeem BayStar's Series A-1 shares pursuant to the redemption notice, if we were required to pay cash to redeem BayStar's Series A-1 shares pursuant to the redemption notice or otherwise pursuant to the Certificate of Designation for the Series A-1 shares, it would have a material and adverse impact on our liquidity, which may require us to obtain additional sources of cash to sustain operations.

        On May 31, 2004, we entered into an agreement with BayStar to repurchase and retire BayStar's 40,000 Series A-1 shares for $13,000,000 in cash and the issuance to BayStar of the 2,105,263 shares of our common stock that are covered by this prospectus. The repurchase transaction will not close unless the registration statement, of which this prospectus is a part, is declared effective by the SEC. If we fail to cause such registration statement to be declared effective, then our repurchase agreement with BayStar may terminate. If the agreement terminates, BayStar may attempt to enforce its redemption notice, unless it is otherwise rescinded.

BayStar, as the holder of our outstanding Series A-1 shares, has preferential redemption rights and rights upon liquidation that could adversely affect the holders of our common stock.

        If we fail to complete our Series A-1 share repurchase transaction with BayStar and it remains a holder of Series A-1 shares and otherwise chooses not to convert them to common stock, then, apart from the redemption notice we received from BayStar in April 2004, BayStar would be entitled to require us to repurchase for cash the Series A-1 shares held by it at a premium price if any of several redemption trigger events occurs as set forth in the Certificate of Designation for the Series A-1 shares.

        Additionally, the Certificate of Designation for the Series A-1 shares provides that the number of shares of our common stock issuable upon the conversion of Series A-1 shares is limited to 2,863,135 shares in the aggregate, notwithstanding that the BayStar may otherwise be entitled to receive more shares of common stock upon conversion based on the applicable conversion price. If the number of shares of common stock issuable to BayStar upon conversion is limited in this manner, then we may be required by BayStar to redeem for cash the number of Series A-1 shares that were not issuable upon conversion as a result of such limits on conversion. If we were required to pay cash to BayStar for any reason for its Series A-1 shares at a premium price (and other than in connection with the proposed repurchase transaction), it could have a material impact on our liquidity, which may require us to obtain additional sources of cash to sustain operations and may negatively impact the holders of our common stock.

        Further, BayStar, so long as it remains a holder of Series A-1 shares, will be entitled to receive a preferential distribution of our assets prior to any distribution to our holders of common stock upon a liquidation, dissolution, winding up or other change in control transaction in which we sell all or substantially all our assets or merge or consolidate or otherwise combine with another company or entity. Upon the occurrence of a liquidation event, BayStar, as a holder of Series A-1 shares, will be entitled to receive the greater of:

  •
  the value of the Series A-1 shares held by it determined by multiplying the closing sale price of our common stock on the Nasdaq SmallCap Market on the date of the liquidation event by the number of shares of common stock into which the preferred shares could be converted at the time of the liquidation event; or

  •
  up to $40,000,000, the aggregate purchase price paid for the 40,000 outstanding Series A-1 shares, plus eight percent of that amount less the amount of any dividends paid to BayStar in the calendar year in which the liquidation event occurs (provided that such subtracted amount will not exceed $3,200,000).

        Depending on the amount of assets we have available for distribution to stockholders upon a liquidation event when Series A-1 shares remain outstanding, we may be required to distribute all such assets or a portion of such assets that exceeds BayStar's pro rata ownership of our common stock assuming full conversion of the Series A-1 shares into common stock, which could eliminate or limit the assets available for distribution to our common stockholders. Our potential obligation to pay to the law firms representing us in our efforts to establish our intellectual property rights a contingent fee of 20 percent of the proceeds we receive from a sale of our company, subject to certain limitations, could also contribute to eliminating or limiting the assets available for distribution to our common stockholders.

The rights of BayStar as a holder of Series A-1 shares may prevent or make it more difficult for us to raise additional funds or take other significant company actions.

        The Certificate of Designation creating our Series A-1 shares requires us to obtain the approval of BayStar, as the current holder of all outstanding Series A-1 shares, to take the following actions, among others:

  •
  change the rights, preferences or privileges of the Series A-1 shares or issue additional Series A-1 shares;

  •
  create or issue any other securities that are senior or equal in rank to the Series A-1 shares;

  •
  create or issue any convertible securities having floating conversion rate terms or a fixed conversion price below the then applicable conversion price of the Series A-1 shares or the closing sale price of our common stock on the Nasdaq SmallCap Market on the date of such issuance;

  •
  incur any indebtedness, subject to limited exceptions; or

  •
  sell or transfer any material asset or intellectual property to a third party.

        The Certificate of Designation also provides that BayStar, as a holder of Series A-1 shares, has a participation right entitling it to purchase its pro rata share of any future equity securities, or debt that is convertible into equity, on the same terms offered by us to other purchasers of such securities. Additionally, we have agreed with BayStar that we will not complete a transaction or take any action that could result in a claim for a contingency payment by the law firms representing us in our efforts to establish our intellectual property rights, other than contingency payments related to certain license transactions, without first obtaining the consent of BayStar, as it currently holds all outstanding Series A-1 shares. This right of consent, and the participation right and other approval rights described above, may make it more difficult for management, our board of directors or our stockholders to reach a settlement in our litigation with IBM, raise capital in the future in either equity or debt financing transactions or to take other significant company actions. These provisions could also limit the price that some investors might be willing to pay for shares of our common stock in the future.

General Risks Relating to this Offering

Our stock price is volatile.

        The trading price for our common stock has been volatile, ranging from a low closing sales price of $1.09 in mid-February 2003, to a sales price of $20.50 per share in October 2003, to a sales price of $5.03 on June 18, 2004. The share price has changed dramatically over short periods with increases and decreases of over 25 percent in a single day. We believe that the changes in our stock price are affected by changing public perceptions concerning the strength of our intellectual property claims and other factors beyond our control. Public perception can change quickly and without any change or development in our underlying business or litigation position. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

The sale or distribution of the shares of common stock covered by this prospectus may have an adverse impact on the market value of our stock and the existing holders of our common stock.

        This prospectus relates to the sale or distribution of up to 2,105,263 shares of common stock by the selling stockholder. We will not receive any proceeds from the sales of these shares. The shares subject to the prospectus represent approximately 12.1 percent of our issued and outstanding common stock and will, upon issuance, dilute the equity ownership percentage of the holders of our common stock. Additionally, although on any trading day BayStar may not sell more than 10 percent of the average daily reported volume of trading in our common stock during the five days preceding such trading day, the sale of the block of stock covered by this prospectus, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market. The market price of our common stock also could decline as a result of the perception or expectation that sales of a large number of shares of our common stock could occur pursuant to this prospectus.

Risks associated with the potential exercise of our options outstanding.

        As of June 9, 2004, we have issued and outstanding options to purchase up to approximately 3,723,000 shares of common stock with exercise prices ranging from $0.66 to $28.00 per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding options could adversely affect the prevailing market price for our common stock. Further, the holders of the outstanding rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

The right of our board of directors to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

        Our board of directors currently has the right, with respect to the 4,920,000 shares of our preferred stock not designated as 80,000 Series A-1 shares, to authorize the issuance of one or more additional series of our preferred stock with such voting, dividend and other rights as our directors determine. The board of directors can designate new series of preferred stock without the approval of the holders of our common stock, subject to the approval rights of BayStar as the holder of our outstanding Series A-1 shares as described above. The rights of holders of our common stock may be adversely affected by the rights of any holders of additional shares of preferred stock that may be issued in the future, including without limitation, further dilution of the equity ownership percentage of our holders of common stock and their voting power if we issue preferred stock with voting rights. Additionally, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," "predict," "continue," "will" and "may" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements reflect the views of our management at the time they are made based on information currently available to management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

        The shares of common stock offered by this prospectus will be sold or distributed by the selling stockholder, and the selling stockholder will receive all of the proceeds, if any, from the sales of such shares by it. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholder.

SELLING STOCKHOLDER

        The following table sets forth the name of the selling stockholder, the number of shares of common stock known by us to be beneficially owned by the selling stockholder as of June 1, 2004 (based on the selling stockholder's representations regarding its ownership) and the number of shares of common stock being registered for sale or distribution. The term "selling stockholder" includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors. We are unable to determine the exact number of shares that will actually be sold or distributed because the selling stockholder may sell or distribute all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale or distribution of any of the shares. The following table assumes that the selling stockholder will sell or distribute all of the shares being offered for its account by this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholder. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale or distribution. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale or distribution of shares. The selling stockholder also may offer and sell, or distribute, less than the number of shares indicated.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Being Offered in the Offering		Number of Shares of Common Stock Beneficially Owned After the Offering(1)
BayStar Capital II, L.P.(2)	762,238	(3)	2,105,263	(4)	—

(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock by the selling stockholder.

(2)
BayStar Capital Management, LLC, a Delaware limited liability company, is the general partner of BayStar Capital II, L.P. Steven Derby, a managing member of BayStar Capital Management, LLC, has voting and dispositive power over the shares of our common stock held by BayStar Capital II, L.P. Neither BayStar Capital Management, LLC nor BayStar Capital II, L.P. is an affiliate of a registered broker-dealer.

(3)
Represents shares issuable upon conversion of shares of our Series A-1 Convertible Preferred Stock. The Certificate of Designation for our Series A-1 shares prevents this selling stockholder from converting any Series A-1 shares exceeding an amount that would result in the selling stockholder and its affiliates together beneficially owning more than 4.99 percent of our then outstanding common stock. Upon the completion of our repurchase of 40,000 Series A-1 shares held by the selling stockholder pursuant to the Stock Repurchase Agreement dated May 31, 2004 between the selling stockholder and us, as described more fully below, no Series A-1 shares will remain outstanding and the selling stockholder's conversion rights related to such Series A-1 shares will terminate.

(4)
Represents shares issuable upon completion of our repurchase of the selling stockholder's 40,000 Series A-1 shares as described more fully below.

        On May 31, 2004, we entered into a Stock Repurchase Agreement with BayStar Capital II, L.P., the selling stockholder, pursuant to which we agreed to repurchase from BayStar 40,000 shares of our Series A-1 Convertible Preferred Stock. Terms of the Stock Repurchase Agreement require us to pay to BayStar $13,000,000 in cash and issue to BayStar the 2,105,263 shares of our common stock covered by this prospectus. The repurchase will occur, and the consideration for the repurchase will become payable and issuable, upon the registration statement, of which this prospectus is a part, being declared effective.

        Pursuant to the terms of the Repurchase Agreement with BayStar, BayStar has agreed that neither it nor any of its executive officers, managing partners or partners, nor any of their respective executive officers, will, directly or indirectly, engage in transactions related to our common stock, including without limitation sales, pledges, gifts, distributions or swap or hedge transactions. However, BayStar may in each trading day engage in such transactions with respect to a number of shares of our common stock that does not exceed 10 percent of the average daily reported volume of trading in our common stock on the Nasdaq SmallCap Market during the five trading days preceding such trading day.

        This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

        We are not a party to any agreement, arrangement, or understanding regarding the sale of any of these shares, other than agreements requiring us to file and seek the effectiveness of the registration statement on Form S-3, of which this prospectus forms a part, for the purpose of registering such shares for resale from time to time by the selling stockholder, and to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective until such time as all of the shares covered by this prospectus have been sold or until all of such shares may be sold pursuant to an exemption from registration. Except as indicated in this prospectus, we are not aware of the selling stockholder having any position, office or other material relationship with us or our affiliates within the past three years other than as a result of the selling stockholder's beneficial ownership of shares of our common stock.

PLAN OF DISTRIBUTION

        The selling stockholder and any of its pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of its shares on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. The selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale of the shares covered in this prospectus. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the registration statement;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

  •
  "at the market" to or through market makers or into an existing market for the shares;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  in other ways not involving market makers or established trading markets, including direct sales to purchasers, sales effected through agents or other privately negotiated transactions;

  •
  settlement of short sales;

  •
  broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

  •
  through transactions in options, swaps or other derivative securities (whether exchange-listed or otherwise);

  •
  a combination of any the foregoing methods of sale; or

  •
  any other method permitted by applicable law.

        In the event that a sale or distribution is to be made pursuant to this registration statement by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or a post-effective amendment, if necessary, naming such pledgee or transferee as a selling stockholder.

        Any sale or distribution of common stock by the selling stockholder must be accompanied by, or follow the delivery of, this prospectus, unless relevant selling stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The selling stockholder may sell or distribute shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices or for any other consideration. The selling stockholder also may distribute pursuant to this prospectus all or a portion of the shares to its individual employees or members as compensation or otherwise, as described above. The expenses, if any, of such distribution will be borne by the selling stockholder. The selling stockholder may sell directly to broker-dealers as principals, in routine transactions through broker-dealers that will be compensated in the form of discounts, concessions, or commissions, or in block transactions in which a broker-dealer may act as a principal or an agent. The broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares. We have not and do not intend to enter into any arrangement with any securities dealer concerning such discounts, concessions or commissions for the solicitation of offers to purchase the common stock or the sale of such stock.

        Under certain circumstances any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by these broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended. In addition, we have agreed to indemnify the selling stockholder against liabilities, including certain liabilities under the Securities Act of 1933, as amended, arising out of the information provided by us and contained in the registration statement of which this prospectus forms a part.

        Under the rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. The selling stockholder will also be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and regulations under the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of our shares of common stock by the selling stockholder.

        The selling stockholder will pay all commissions, transfer taxes, and other fees associated with the sale or distribution of the shares by the selling stockholder. The shares offered hereby are being registered pursuant to contractual obligations to which we are subject, and we have paid the expenses of the preparation of this prospectus.

        We estimate that we will incur costs of approximately $25,000 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of common stock. The selling stockholder will not bear any portion of the foregoing expenses, but will bear any fees incurred in connection with any sale or distribution of the common stock as described herein.

LEGALITY OF SECURITIES

        The validity under the Delaware General Corporation Law of the common stock to be sold by the selling stockholder has been passed on for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

EXPERTS

        The consolidated financial statements and financial statement schedule of The SCO Group, Inc. (formerly Caldera International, Inc.) as of October 31, 2003 and 2002 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2003 and 2002 consolidated financial statements refers to KPMG LLP's audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which we adopted as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of our common stock approved on March 4, 2002.

        To the extent that KPMG LLP audits and reports on financial statements of The SCO Group, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference herein in reliance upon its report and said authority.

        The consolidated financial statements of The SCO Group, Inc. and subsidiaries as of October 31, 2001 and for the year then ended included in the registrant's Annual Report on Form 10-K for the year ended October 31, 2003 (the 2003 Annual Report) and incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants. The Arthur Andersen LLP report on the October 31, 2001 consolidated financial statements, dated November 30, 2001, included in the 2003 Annual Report is a copy of the previously issued Arthur Andersen LLP report, which has not been reissued since Arthur Andersen LLP has ceased operations.

        Because Arthur Andersen LLP has not consented to the inclusion by reference of their audit report in this registration statement, we believe that individuals will not be able to recover any losses or damages from Arthur Andersen LLP pursuant to the Securities Act of 1933, as amended, if the audit report or the October 31, 2001 consolidated financial statements are deficient or otherwise violate the Securities Act of 1933, as amended.

AVAILABLE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC to register the sale of the shares of common stock offered by the selling stockholder under the Securities Act of 1933, as amended. This prospectus, which is a part of the registration statement, does not contain all of the information that is in the registration statement. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. Some contracts, agreements, or other documents are filed as exhibits to the registration statement or to a document incorporated by reference in this prospectus. In those cases, investors should refer to such exhibits for more complete descriptions.

        We file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy, at prescribed rates, any materials we file with the SEC, including the registration statement and its exhibits and any documents incorporated by reference into this prospectus, at the SEC's offices at: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. For information on how to obtain such documents from the SEC, investors may telephone the SEC's Public Reference Room at 1-800-SEC-0330.

        The SEC Internet site at http://www.sec.gov contains materials that we file with the SEC in electronic version through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Our Internet site, http://www.sco.com, also contains information about our company. Information on our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        We are allowed by the SEC to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to people by referring them to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and are incorporating them by reference into this prospectus:

  (1)
  Our Annual Report on Form 10-K for the fiscal year ended October 31, 2003;

  (2)
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended on January 31, 2004 and April 30, 2004;

  (3)
  Our Current Report on Form 8-K filed November 5, 2003, November 18, 2003 (except for information contained in Item 9 or any related exhibits), November 19, 2003 (except for information contained in Item 9 or any related exhibits), December 9, 2003 (except for information contained in Items 9 or 12 or any related exhibits), December 22, 2003, January 13, 2004, January 21, 2004, February 9, 2004, March 3, 2004 (except for information contained in Item 12 or any related exhibits), March 5, 2004 (except for information contained in Item 9 or any related exhibits), March 11, 2004, April 16, 2004, May 7, 2004, June 2, 2004 (except for information contained in Item 9 or any related exhibits) and June 10, 2004 (except for information contained in Item 12 or any related exhibits);

  (4)
  The description of our common stock contained in the registration statement on Form 8-A/A, as amended, SEC File Number 000-29911, filed July 7, 2003.

        We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering (except for information furnished under Items 9 or 12 of our current reports on Form 8-K). The information in these documents will update and supersede the information in this prospectus.

        We will provide at no cost to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to Robyn Farnsworth, The SCO Group, Inc., 355 South 520 West, Suite 100, Lindon, Utah 84042, telephone: (801) 765-4999.

TABLE OF CONTENTS

Section
Summary
Recent Developments
Risk Factors
Special Note About Forward-Looking Information
Use of Proceeds
Selling Stockholder
Plan of Distribution
Legality of Securities
Experts
Available Information
Information Incorporated by Reference

        You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not, and the selling stockholder has not, authorized any other person to provide you with different information. If anyone provides you with any different or inconsistent information, you should not rely on it. We are not, and the selling stockholder is not, offering to sell or soliciting an offer to buy securities in any jurisdiction where the offering, solicitation or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, and prospects may have changed since that date.

THE SCO GROUP, INC.

2,105,263

SHARES OF COMMON STOCK

PROSPECTUS

, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$1,315
Legal fees	$15,000
Accounting fees and expenses	$5,000
Printing and other expenses	$3,685

Total	$25,000

        All expenses, except the SEC fees, are estimates.

        The selling stockholder will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant maintains a policy of liability insurance for its officers and directors.

        Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 16. EXHIBITS

        The following documents are included as exhibits to this registration statement, pursuant to Item 601 of regulation S-K.

Exhibit No.	Title of Document
4.1	Form of certificate of common stock (incorporated by reference to Exhibit 4.1 to our registration statement on Form 8-A/A (File No. 000-29911)).
4.2
Stock Repurchase Agreement dated May 31, 2004 among our company and BayStar Capital II, L.P. (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed on June 2, 2004 (File No. 000-29911) ).
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of KPMG LLP, an independent registered public accounting firm.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lindon, State of Utah, on the 22nd day of June, 2004.

THE SCO GROUP, INC. (Registrant)
By:	/s/ DARL C. MCBRIDE Darl C. McBride, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Darl C. McBride and Bert Young, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DARL C. MCBRIDE Darl C. McBride	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2004
/s/ BERT YOUNG Bert Young	Chief Financial Officer and Principal Accounting Officer (Principal Financial and Accounting Officer)	June 22, 2004
/s/ RALPH J. YARRO III Ralph J. Yarro III	Chairman of the Board of Directors	June 22, 2004
/s/ DARCY G. MOTT Darcy G. Mott	Director	June 22, 2004
/s/ EDWARD E. IACOBUCCI Edward E. Iacobucci	Director	June 22, 2004

/s/ THOMAS P. RAIMONDI Thomas P. Raimondi	Director	June 22, 2004
/s/ R. DUFF THOMPSON R. Duff Thompson	Director	June 22, 2004
/s/ K. FRED SKOUSEN K. Fred Skousen	Director	June 22, 2004
/s/ DANIEL W. CAMPBELL Daniel W. Campbell	Director	June 22, 2004

EXHIBIT INDEX

Exhibit No.	Title of Document
4.1	Form of certificate of common stock (incorporated by reference to Exhibit 4.1 to our registration statement on Form 8-A/A (File No. 000-29911)).
4.2
Stock Repurchase Agreement dated May 31, 2004 among our company and BayStar Capital II, L.P. (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed on June 2, 2004 (File No. 000-29911) ).
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of KPMG LLP, an independent registered public accounting firm.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).